Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 8, 2004, with respect to the financial statements of Tigris Corp. and Subsidiary, as of December 31, 2003 and 2002, and for the years then ended, which report appears in the Form 8-K/A of Verticalnet, Inc. filed April 13, 2004. We also consent to the reference to our Firm under the caption “Experts” in this registration statement.

/S/    GOLDSTEIN GOLUB KESSLER LLP

New York, New York

September 30, 2004